Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement on Form S-8 (No. 333-196529) pertaining to the NOW Inc. Long-Term Incentive Plan of DNOW Inc., and
(2)
Registration Statement on Form S-8 (No. 333-279712) pertaining to the DNOW Inc. 2024 Omnibus Incentive Plan;

of our reports dated February 18, 2025, with respect to the consolidated financial statements of DNOW Inc. and the effectiveness of internal control over financial reporting of DNOW Inc. included in this Annual Report (Form 10-K) of DNOW Inc. for the year ended December 31, 2024.

By:	/s/ Ernst & Young LLP
Houston, Texas
February 18, 2025